Exhibit 23
Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report on Form 10-K of Northway Financial, Inc. of our report dated January 26, 2007, relating to the consolidated statements of financial condition of Northway Financial, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006.

/S/ Shatswell, Macleod & Company, P.C.
SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
March 22, 2007